                    FFI REPORTS 39% ANNUAL REVENUE INCREASE AND
                          181% ANNUAL EARNINGS INCREASE

INDIANAPOLIS, INDIANA -- November 21, 2006 - Fortune Industries, Inc. (AMEX:FFI) announced today record revenue for the fourth quarter and annual fiscal year ended August 31, 2006.

HIGHLIGHTS

Revenues for the three and twelve months ended August 31, 2006 were $47.8 million and $157.1 million, respectively as compared to $36.0 million and $113.1 million for the same periods of 2005, representing a 33% and 39% increase. Diluted net income available to common shareholders for the three and twelve months ended August 31, 2006 was $583,000 or $0.05 per share and $1,888,000 or $0.16 per share, respectively, compared with net losses of ($2,774,000) or ($0.26) per share and ($2,317,000) or ($0.22) per share for the same period of 2005, representing a 121% and 181% increase. Excluding the release of an income tax valuation allowance of $521,000, diluted net income available to common shareholders was $62,000 or $0.01 per share and $1,367,000 or $0.12 per share, representing a 102% and 159% increase.

"I am extremely pleased with our performance," stated John Fisbeck, CEO. "Four out of five of our segments reported all-time record fiscal year revenues, and all five segments outperformed prior year revenue and earnings results despite an increase of interest expense of approximately $1.1 million. Organic revenue growth increased approximately $35 million or 29%."

SEGMENT ANALYSIS

The Company now reports five reportable segments as a result of its growth. Results by segment are as follows:

Wireless Infrastructure revenue increases were due mainly to increased demand for products and services offered by our companies due to the cellular communication industry's investment in expansion of their networks and increased marketing of our services. Operating income improved as a result of revenue growth and operating performance offset by geographic and branch expansion and hiring and training of new employees.

Business Solutions revenue increases were due to the acquisition of Century II, a PEO in Nashville, TN in April, 2005, as well as an increase in customer base and favorable claims experience in health and workers compensation insurance programs. Operating income increased as a result of revenue growth offset by an increase in administrative and sales personnel.

Transportation Infrastructure revenue increases were due to improved market conditions due to favorable legislation within the highway construction industry and increased productivity due to favorable weather conditions. Operating income increased as a result of revenue growth offset somewhat by unfavorable job closings due to increased costs in one operating division.

Ultraviolet Technologies revenue increases were due to new product offerings and expanded revenue streams in the Asian marketplace. Operating income increased as a result of revenue growth and a decrease in sales personnel offset by office expansion.

Electronics Integration revenue increases were due to the acquisition of AVR, an installer of residential and commercial electronics in November 2005. Operating income increased as a

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result of revenue increases and the implementation of a more stringent credit policy and improved inventory management system.

Holding Company expenses increased as a result of increased borrowings due mainly to partial bank financing of the CSM acquisition and the Company's issuance of a $7.5 million long-term convertible note, increased accounting personnel and third party legal and accounting fees.

BUSINESS OUTLOOK

"I believe we are in the best positioning that we have been since the Company was created in 2000," stated Fisbeck. "We have created substantial value through various acquisitions and start-up operations in each operating division. We have financed much of this growth through borrowings under our credit facility, which we renewed at the end of the fiscal year at approximately 1% reduction in basis points. I expect that our performance in fiscal 2007 will be focused on earnings growth, improvements to our leverage ratio, and integration of operations under each reportable segment through software conversion and operating environments. Additionally, capital resources will be focused on those areas that we believe provide us with the greatest prospects for profitable growth. We continue to believe that our diversification in various businesses will improve our long-term earnings performance."

"Management's strategy has been and continues to be to start-up or acquire businesses that present consistent long-term growth opportunities. To that extend, the five acquisitions completed between 2002 and 2006 in our Wireless Infrastructure segment have allowed us to shift our sales efforts from sub-contractor niche markets to nationwide turn-key wireless infrastructure services. Consistent with our revenue growth, we believe our investments related to our hiring, training, geographic expansion and equipment expenditures over the past few years will enable us to increase market share with existing customers and procure new customers and contracts. We believe there are great opportunities for continued growth in the wireless industry due to the build-out and upgrades of the wireless networks in the United States."

"Within our Business Solutions segment we continue to expand service offerings in addition to our payroll services, including human resource outsourcing, employment training and testing. We expect to allocate additional capital resources to this segment over the next twelve to twenty four months to fund growth efforts."

"Our Transportation Infrastructure segment has benefited from funding of federal and state highway safety projects, market conditions and commercial steel erection. We believe financing for these projects will remain strong for the next 36 months; however fluctuations in these factors, which are largely outside of our control, may affect our fiscal 2007 results."

"We expect continued growth in our Ultraviolet Technologies segment operations as a result of the significant investment in research and development of new products. We will continue to push sales efforts in the Asian markets, largely due to our investment and expansion of our Singapore and new China offices."

"Our Electronics Integration segment has benefited from expanded vendor relationships, improved economic conditions, and investments in management. We expect to realize the value of our start-up operations in this segment over the next twelve months. Our future financial success will largely be dependent on product availability from principal suppliers, industry consolidation, economic conditions, and the ability to attract and retain qualified management and other personnel."

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ABOUT FORTUNE INDUSTRIES, INC.

Fortune Industries, Inc. operates as a technology-based service company in the United States. It provides technology solutions to businesses in five segments:
Wireless Infrastructure, Business Solutions, Transportation Infrastructure, Ultraviolet Technologies and Electronics Integration. The Wireless Infrastructure segment provides turnkey solutions directly to wireless carriers in 20 states and provides other specialty infrastructure services. The Human Resource Solutions segment provides professional employment organization (PEO) services to small and medium sized businesses with up to 1,000 employees in over 44 states including human resource consulting & management, employee assessment, training, and benefits administration. The Transportation Infrastructure segment provides the installation of highway safety products and commercial structural steel. The Ultraviolet Ink segment provides worldwide state--of-the-art UV ink technology solutions. The Electronics Integration segment provides sales and installation of commercial electronics.

Fortune Industries is based in Indianapolis, Indiana and is publicly traded on the American Stock Exchange under the symbol FFI. Additional information about Fortune Industries, Inc. can be found at www.ffi.net.

This press release and other statements by Fortune Industries, Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could" or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within Form 10-KSB for the year ended August 31, 2005 and other documents filed by the Company with the Securities and Exchange Commission.

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CONSOLIDATED FINANCIAL INFORMATION

Financial highlights are as follows:

                                                             Year Ended
                                                             August 31,
                                                 ---------------------------------
                                                      2006               2005
                                                 --------------     --------------
                                                   (Dollars in thousands, except
                                                          per share data)
Consolidated
Total Revenues                                   $       157,113     $      113,096

Operating Income (Loss)                                    3,650             (1,005)

Net Income (Loss)                                          2,198             (2,317)
                                                       ---------          ---------
Net Income (Loss) Available to Common            $         1,888     $       (2,317)
   Shareholders                                        =========          =========

Net Income (Loss) per Share:
       Basic                                     $          0.18     $        (0.22)
                                                       =========          =========
       Diluted                                   $          0.16     $        (0.22)
                                                       =========          =========

Segment Data

Segment Revenues

Wireless Infrastructure                          $        27,859     $       14,911
Business Solutions                                        44,543             28,458
Transportation Infrastructure                             57,931             46,549
Ultraviolet Technologies                                  12,437             10,771
Electronics Integrations                                  14,343             12,407
                                                       ---------          ---------
Total Revenues                                   $     $ 157,113     $      113,096
                                                       =========          =========

Operating Income (Loss)

Wireless Infrastructure                          $          (124)    $         (603)
Business Solutions                                         3,423              2,369
Transportation Infrastructure                              2,970              1,008
Ultraviolet Technologies                                     667               (219)
Electronics Integrations                                     (91)            (1,095)
Holding Company                                           (3,195)            (2,465)
                                                       ---------          ---------
Total Operating Income (Loss)                    $         3,650     $       (1,005)
                                                       =========          =========
                                                       ---------          ---------
Net Income (Loss) Available to Common            $         1,888     $       (2,317)
   Shareholders                                        =========          =========

CONTACT

Fortune Industries, Inc.
Amy Gallo, Chief Financial Officer
(317) 532-1374

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